EXHIBIT 4.1

AGENCY FEE AND WARRANT AGREEMENT

                                                           MAY 22, 2000
HOME PROPERTIES OF NEW YORK, INC.
850 Clinton Square
Rochester, New York  14604
Attention:   MS. AMY L. TAIT
          EXECUTIVE VICE PRESIDENT

Dear Amy,

     This will confirm the understanding and agreement (the "Agreement") between Prudential Investment Management Services LLC ("PIMS") and HOME PROPERTIES OF NEW YORK, INC.(the "Company") as follows:

1.   SCOPE OF ENGAGEMENT

     The Company hereby acknowledges the services of PIMS in facilitating the negotiation and placement (the "Transaction") of $40 million of the Company's Series C Convertible Preferred Stock (collectively, the "Securities") to The Prudential Insurance Company of America and Teachers Insurance and Annuity Association of America ("TIAA"), (the foregoing qualified institutional investors identified as "Purchasers" in the Purchase Agreement dated as of May 22, 2000 (the "Purchase Agreement")).


     Option.
     The Company hereby grants to PIMS or its designee acceptable to the Company the option to purchase up to 200,000 Shares (the "Additional Shares") on the same terms and conditions as described in the Purchase Agreement and in the Series C Articles Supplementary, provided however, that in addition to the Purchase Price any purchaser of the Additional Shares shall also pay to the Company any dividends that have accrued on the Shares to and including the date of purchase of the Additional Shares. This option shall expire if notice of exercise is not received by the Company by at 5:00 p.m. on the fifteenth (15{th}) business day following the Closing of the sale of Securities pursuant to the Purchase Agreement.


2.   COMPANY'S RESPONSIBILITIES, REPRESENTATIONS AND WARRANTIES

     In connection with PIMS' engagement, the Company has furnished to PIMS all information concerning the Company that PIMS has reasonably requested and provided PIMS with access to the Company's officers, directors, accountants, counsel and other advisors. The Company represents and warrants to PIMS that
(a) all such information is and was true and accurate in all material respects and does not and did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; and
(b) any projected financial information or other forward-looking information which the Company has provided to PIMS has been made by the Company in good faith, based on management's best estimates then available and based on facts and assumptions which the Company believes to be reasonable.

 3.  COMPENSATION TO PIMS

     As compensation for the services rendered by PIMS in connection with the Transaction, the Company shall pay PIMS, at the closing of the Transaction:

     a) A cash agency fee of $400,000.

     a) The Company shall issue to PIMS, or any affiliate thereof designated by PIMS,warrants to purchase 142,220 shares of the common stock of the Company The terms of the warrants shall be set forth in the warrant itself.

     In the event that the Company issues Additional Shares by reason of the exercise of the Option referred to in Section 1 hereof, the Company shall pay PIMS, at the closing of the sale of such Additional Shares:

     a) A cash agency fee of one percent of the Purchase Price of such Additional Shares, excluding any accrued dividends paid in connection with the purchase, as contemplated in Section 1; and

     a) the Company shall issue to PIMS, or any affiliate thereof designated by PIMS, warrants to purchase such number of shares of the common stock of the Company as equals the product of (X) 80,000 times (Y) the quotient of (1) the number of Additional Shares issued by reason of the exercise of the Option, divided by (2) 200,000. The terms of the warrants shall be as set forth in the warrant itself, but shall be on the same terms of the warrants issued in connection with the closing of the Transaction.


4.   COMMITMENT FEE TO TIAA

                In consideration of TIAA's agreement and as an inducement to purchase the Securities pursuant to the Purchase Agreement, the Company hereby agrees to issue to TIAA warrants to purchase 17,780 shares of the common stock of the Company. The terms of the warrants shall be set forth in the warrant itself.


5.   DISCLOSURE TO THIRD PARTIES

     Without the prior written consent of PIMS, the Company will not publicly refer to PIMS or publicly disclose or otherwise make available to third parties other than to Investors (except the Company's counsel or other advisers, provided the Company informs them of this provision), any advice, either oral or written, which PIMS provides to the Company in connection with this transaction.






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This Agreement may not be amended or modified except in a writing signed by the party against whom enforcement is sought and shall be governed by and construed in accordance with the laws of the State of New York, without regard to its principles of conflicts of laws.

                                 Very truly yours,
                                 PRUDENTIAL INVESTMENT
                                      MANAGEMENT SERVICES LLC


                                 By: /S/ Robert Falzon
                                 -----------------------
                                        Name:  Robert Falzon
                                        Title:  President
Accepted and agreed as of the
date first above written:
HOME PROPERTIES OF NEW YORK, INC.



By: /s/ Amy L. Tait
      Name: Amy L. Tait
      Title: Executive Vice President